Exhibit 10.10

eASIC Corporation

2585 Augustine Drive

Santa Clara, CA 95054

Tel: (408) 855-9200

Fax: (408) 855-9201

www.easic.com

April 28, 2014

Richard J. Deranleau

Dear Richard:

eASIC Corporation (“eASIC” or the “Company”) is pleased to formally offer you a full time position as Chief Financial Officer of the Company. You will report to me, and you will be responsible for duties commensurate with this position, provided that the Company may change your position and duties from time to time in its discretion. Throughout the term of your employment, you will devote on a full time basis such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities. Your office will be in our corporate headquarters facility in Santa Clara, California.

Compensation:

Your annual base salary will be $245,000 less payroll deductions and all required withholdings.

You are eligible to receive additional cash compensation (the “2014 Management Bonus Plan”) based on metrics tied to the Company’s overall performance as determined by the Board. The target bonus compensation you may receive under the 2014 Management Bonus Plan shall be 40% of your base salary. Your 2014 bonus opportunity will be pro-rated based on the number of days in which you are employed with eASIC in 2014. You must remain employed through the bonus payment dates in order to earn such bonus and for such bonuses in subsequent years, and your bonuses are not guaranteed. Notwithstanding the foregoing, your 40% bonus will be guaranteed solely from the period of your start date through 3 months following the lock-up expiration of an initial public offering of the Company’s stock or the closing of the sale of the majority or greater of the Company’s stock, whichever is earlier. During this period, your bonus will be paid on a quarterly basis in arrears and your first payment will be pro rated based on the number of days in which you are employed with eASIC during that quarter.

You are also eligible to participate in the Company’s health benefits, vacation and holiday pay, and other employee benefits, in accordance with the Company’s employee policies as developed, adopted and modified from time to time. The Company reserves the right to modify or cancel such benefits at any time.

Start Date:

Your starting date is: June 30, 2014 (R. Deranleau)

Common Stock Shares

In connection with your employment with the Company, the Company will recommend that the Board of Directors grant you an option to purchase an amount of shares of the Company’s common stock equal to one percent (1%) of the fully diluted number of shares outstanding immediately prior to the issuance of this grant (“Shares”). Twenty-five percent of the Shares shall vest upon your completion of one year of continuous service from your start date, and the remaining shares shall vest each month of continuous service thereafter over the next three years, provided however, that the Shares shall be, in the event of a change of control of the Company through the sale of a majority of the Company’s stock, subject to acceleration based on the double trigger acceleration provisions. The options shall have an exercise purchase price equal to the fair market value on the date of such grant as determined by the Company’s Board of Directors. The options will be incentive stock options to the maximum extent allowed by applicable law and will be subject to the terms of the Company’s ’s 2010 Equity Incentive Plan and related documents.

Confidentiality Agreement

As an eASIC employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s standard Proprietary Information and Invention Agreement (the “PIIA”), attached as Exhibit A. This letter, the PIIA, the Company policy for all employees, and your Stock Option Agreement between you and eASIC, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

At Will Employment

You should be aware that your employment with eASIC is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason, simply by notifying the Company. Similarly, eASIC is free to conclude its employment relationship with you at any time for any reason, with or without cause. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

Dispute Resolution

You and the Company agree that any dispute between you (including any claims you may have against any officer, director, or employee of the Company or any subsidiary thereof), including without limitation any dispute arising directly or indirectly out of termination of the employment relationship created hereunder, shall be resolved under the Company dispute Resolution Procedure where Binding Arbitration shall be the exclusive final remedy for dispute between the parties to be held in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association.

The aforementioned are the terms and conditions of your employment and any other representation which may have been made to you are superseded by this offer. If the above terms and conditions are in accordance with your understanding, please sign this letter where indicated below and return it to me. This offer, if not accepted, will expire on May 7, 2014. Your employment is contingent upon your providing the Company with the legally required proof of your identity and legal right to work in the United States. It is mandatory that you bring with you your documents on your first day of work at eASIC.

Richard, all of us at eASIC look forward to having you join us. I am confident that your contribution will be an asset in our success through our next phase as a fast-growth technology leader. If you have any questions about this letter or your offer, please do not hesitate to contact me.

Sincerely,

By:	/s/ Ronnie Vasishta
Ronnie Vasishta, CEO

This offer of employment is expressly conditioned upon, and shall not be effective in the absence of your agreement and acceptance.

I agree to and accept this offer of employment with eASIC Corporation.

/s/ Richard Deranleau
Richard J. Deranleau

5/5/14
Date